Exhibit 5.1

2000 N. M-63 • BENTON HARBOR, MI 49022-2692

April 25, 2023

Whirlpool Corporation

2000 N. M-63

Benton Harbor, MI 49022-2692

Ladies and Gentlemen:

I have acted as counsel to Whirlpool Corporation (the “Company”) in connection with the preparation of the Company’s Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement No. 333-228927 on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”) which may be issued to participants under the Whirlpool Corporation 2023 Omnibus Stock and Incentive Plan (the “2023 Plan”) as a result of awards or the exercise of options granted to such participants.

On April 18, 2023 (the “Effective Date”), the stockholders of the Company approved the 2023 Plan. Under the 2023 Plan, up to 4,650,000 total shares of Common Stock may be granted (reduced by 1,453,790 shares subject to awards granted under the Whirlpool Corporation 2018 Omnibus Stock and Incentive Plan (the “2018 Plan”) after December 31, 2022) and consisting of 925,106 new shares (to be registered on a subsequently-filed registration statement on Form S-8) and the sum of (i) 2,271,104 shares of Common Stock available under the 2018 Plan and which ceased to be available for future awards under the 2018 Plan as of the Effective Date and (ii) the number of undelivered shares subject to outstanding awards under the 2018 Plan that become available for future awards under the 2023 Plan as provided for in the 2023 Plan (the shares described in (i) and (ii), the “Prior Plan Shares”).

I have examined the 2023 Plan and such other records, documents, and matters of law and satisfied myself as to such matters of fact as I have deemed relevant for purposes of this opinion. In rendering this opinion, I have assumed without investigation that the information supplied to me by the Company and its employees and agents is accurate and complete.

Based upon and subject to the foregoing, I am of the opinion that, assuming that (i) the Registration Statement and Post-Effective Amendment become effective under the Securities Act, (ii) the Prior Plan Shares will be issued in accordance with the terms of the 2023 Plan and in the manner described in the Registration Statement and Post-Effective Amendment, and (iii) certificates representing the Prior Plan Shares have been duly executed, countersigned by the Company’s transfer agent/registrar and delivered on behalf of the Company against payment of the full consideration for the Prior Plan Shares in accordance with the terms of the 2023 Plan (assuming in each case the consideration received by the Company is at least equal to $1.00 par value per share) or, if any Prior Plan Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Prior Plan Shares to the person entitled thereto against payment of the full consideration for the Prior Plan Shares in accordance with the terms of the 2023 Plan (assuming in each case the consideration received by the Company is at least equal to $1.00 par value per share), the Prior Plan Shares to be issued to participants under the 2023 Plan will be validly issued, fully paid, and non-assessable when so delivered pursuant to and in accordance with the terms and conditions of the 2023 Plan.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware. I express no opinion on the laws of any other jurisdiction or the applicability or effect of any such laws or principles. I do not find it necessary for purposes of this opinion, and accordingly do not purport herein, to cover the application of the federal laws of the United States of America or any state securities or “Blue Sky” laws to the delivery of the Prior Plan Shares to the participants pursuant to and in accordance with the terms and conditions of the 2023 Plan.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the reference to me included in and made a part of the Post-Effective Amendment.

Sincerely,

/s/ Bridget K. Quinn
Bridget K. Quinn